Asianada, Inc.
2288 West 40th Avenue, Suite 802
Vancouver, British Columbia
Canada V6M 1W6

To the Board of Directors of Asianada, Inc., a Nevada corporation:

The undersigned, Ian Y.B. He, hereby resigns as President and Principal Executive Officer of Asianada, Inc. (the “Company”) effective immediately upon the closing of the transaction contemplated under that certain Securities Purchase Agreement (the “Agreement”) dated June 15, 2007 and entered into by and among the Corporation’s stockholders listed in Schedule A to the Agreement, and Trinad Capital Master Fund, Ltd. (this securities purchase is hereinafter described as the “Transaction”).

The undersigned also hereby resigns as director of the Company effective on the expiration of the 10-day period beginning on the date of the Company’s filing of the Schedule 14f-1 Information Statement with the Securities and Exchange Commission relating to the change in the majority of directors of the Corporation as contemplated under the Agreement and pursuant to Section 14(f) of the Exchange Act, and Rule 14f-1 promulgated thereunder.

The undersigned also hereby confirms that he has no claim against the Company in respect of any outstanding remuneration or fees of whatever nature.

Date: June 15, 2007	/s/ Ian Y.B. He
Ian Y.B. He